Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RYERSON HOLDING CORPORATION

* * * * * * * *

RYERSON HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Ryerson Holding Corporation. Ryerson Holding Corporation was originally incorporated under the name Rhombus Holding Corporation, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 16, 2007. The original Certificate of Incorporation of the corporation was amended and/or restated as of December 31, 2007, January 4, 2010 and August 5, 2014 (as amended and/or restated, the “Certificate of Incorporation”).

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of Ryerson Holding Corporation.

3. This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the unanimous written consent of the Board of Directors of Ryerson Holding Corporation and approved by the stockholders of Ryerson Holding Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Fourth Amended and Restated Certificate of Incorporation shall become effective immediately upon filing with the Secretary of State of the State of Delaware (such time of effectiveness, the “Effective Time”).

5. The text of the Certificate of Incorporation of Ryerson Holding Corporation shall, at the Effective Time, be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Ryerson Holding Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in effect or hereafter amended (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 107 million shares, which shall consist of: (i) 100 million shares of common stock, par value $0.01 per share (the “Common Stock”); and (ii) 7 million shares of undesignated preferred stock, par value $0.01 per share (the “Preferred Stock”). Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The Common Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as hereinafter set forth in this Article IV.

1. Dividends. Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, and the terms set forth in this Fourth Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

2. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

3. Voting Rights. Except as required by law, each holder of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, including, without limitation, in connection with the election of directors to the Board of Directors (it being understood that in respect of the election of directors, no stockholder shall be entitled to cumulate votes on behalf of any candidate), whether voting separately as a class or otherwise. Notwithstanding the foregoing, and except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Fourth Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

4. Action By Written Consent. Prior to the first date (such date, the “Trigger Date”) on which Platinum Equity Capital Partners, L.P., Platinum Equity Capital Partners-PF, L.P., Platinum Equity Capital Partners-A, L.P., Platinum Equity Capital Partners II, L.P., Platinum Equity Capital Partners-PF II, L.P., Platinum Equity Capital Partners-A II, L.P. and Platinum Rhombus Principals, LLC, together with any of their Affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) (collectively, “Platinum”) no longer collectively beneficially own a majority of the voting power of all the shares of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. On and following the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE V

1. Management by Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by statute or this Fourth Amended and Restated Certificate of Incorporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, this Fourth Amended and Restated Certificate of Incorporation or the bylaws required to be exercised or done by the stockholders. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, if any, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors.

2. Staggered Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, if any, at the Effective Time, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At the Effective Time, the Board of Directors, by resolution, shall divide the directors into the initial classes. To the extent any additional directors are appointed prior to the Corporation’s first annual meeting of stockholders after the Effective Time, the Board of Directors, by resolution, shall determine the class of such additional directors. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders after the Effective Time, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders after the Effective Time, and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders after the Effective Time. Commencing at the first annual meeting of stockholders after the Effective Time, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for Cause (as defined in paragraph (3)), may be filled by the vote of a majority of the remaining directors in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified. Notwithstanding any other provision of this Fourth Amended and Restated Certificate of Incorporation that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock of the Corporation required by law or this Fourth Amended and Restated Certificate of Incorporation, on and following the Trigger Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal this Article V.

3. Removal of Directors. A director may be removed from office only for Cause (as hereinafter defined) and only by the affirmative vote of the stockholders of the Corporation holding at least a majority of the outstanding stock of the Corporation entitled to vote in an election of directors to the Board of Directors at meetings of stockholders at which directors are elected or a special meeting of the stockholders. To the fullest extent permitted by applicable law, for purposes of this Fourth Amended and Restated Certificate of Incorporation, “Cause” shall mean (x) a final conviction of a felony involving fraud or moral turpitude or (y) willful misconduct that is materially and demonstrably injurious economically to the Corporation or its subsidiaries. For purposes of the definition of “Cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any subsidiary of the Corporation.

4. Elections of Directors. Elections of directors need not be by written ballot.

5. Special Meetings of the Stockholders. Special meetings of the stockholders for any purpose may be called, and business to be considered at any such meeting may be proposed, at any time exclusively by the Board of Directors, by the Chairman of the Board of Directors or by the Chief Executive Officer; provided, however, that prior to the Trigger Date, such special meetings of the stockholders may also be called by the holders of the majority of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation entitled to vote thereon or by a majority of the entire Board of Directors; provided, however, that notwithstanding any other provision of this Fourth Amended and Restated Certificate of Incorporation that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock of the Corporation required by law or this Fourth Amended and Restated Certificate of Incorporation, on and following the Trigger Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal Article II, Sections 2 and 4, Article III, Sections 3, 4 and 5 and Article IX of the bylaws and this Article VI.

ARTICLE VII

1. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

3. Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

4. The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under this Article VII and applicable law, including the DGCL.

5. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

6. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended after approval by the stockholders of this Section 6 of Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically, and without further action, upon the date of such amendment. All references in this Section 6 of Article VII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision set forth in this Fourth Amended and Restated Certificate of Incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

ARTICLE VIII

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which Platinum or any private fund that it manages or advises (other than the Corporation and its subsidiaries), their officers, directors, partners, employees or other agents who serve as a director of the Corporation, and any portfolio company in which such entities or persons has an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate and that involves any aspect of the metals business or industry, unless any such business opportunity, transaction or matter is (a) offered to such Specified Party in its capacity as a director of the Corporation and with respect to which no other Specified Party (other than a director of the Corporation) independently previously received notice or otherwise previously identified such business opportunity, transaction or matter or (b) identified by such Specified Party solely through the disclosure of information by the Corporation or on the Corporation’s behalf, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

ARTICLE IX

The Corporation reserves the right to amend this Fourth Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and, subject to the terms of this Fourth Amended and Restated Certificate of Incorporation, all rights and powers conferred herein on stockholders, directors, officers and other persons, if any, are subject to this reserved power.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Fourth Amended and Restated Certificate of Incorporation or bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

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IN WITNESS WHEREOF, Ryerson Holding Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed on this 5th day of May, 2026.

RYERSON HOLDING CORPORATION

By:	/s/ Camilla Merrick
Name:	Camilla Merrick
Title:	Corporate Secretary